Exhibit 23.2

        We consent to the references to our firm under the captions "Background of the Merger" and "Experts" in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Teleglobe Bermuda Holdings Ltd for the registration of 15,559,053 shares of its common stock and to the incorporation by reference therein of our report dated February 11, 2003, with respect to the consolidated financial statements of ITXC Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
February 6, 2004